Exhibit 4.13

EXECECUTION VERSION

Dated 9 February 2010

BLOCKED ACCOUNT CHARGE

between

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED
as Chargor

and

DEUTSCHE BANK AG, LONDON BRANCH
as Security Trustee

White & Case LLP

5 Old Broad Street

London  EC2N 1DW

i

THIS CHARGE is dated 9 February 2010 and made

BETWEEN:

(1)                                 VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, a company incorporated in England & Wales under registered number 3173552 (the “Chargor”); and

(2)                                 DEUTSCHE BANK AG, LONDON BRANCH as security trustee for the Beneficiaries (the “Security Trustee”).

WHEREAS:

(A)                              The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement.

(B)                                Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The board of directors of the Chargor is satisfied that the Chargor is entering into this Charge for the purposes of carrying on its business, and that its doing so benefits the Chargor.

(E)                                 The Security Trustee holds the benefit of this Charge on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

WITNESSES as follows:

1.                                      DEFINITIONS

1.1                               Definitions

In this Charge:

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries;

“Blocked Accounts” means each of the accounts specified in Schedule 1;

“Blocked Account Bank” means National Westminster Bank plc;

“Collateral Rights” means all rights, powers and remedies of the Security Trustee provided by this Charge or by law;

“Default Rate” means the rate specified in clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Deposit” means, in respect of each Blocked Account, each credit balance from time to time on such Blocked Account and all rights, benefits and proceeds in respect thereof;

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the Chargor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default;

“Event of Default” means each of:

(a)                                  a Senior Default; and

(b)                                 an event of default or termination event (however described) under any Hedging Agreement;

“Incapacity” means, in relation to any person, the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever;

“Receiver” means a receiver and manager, or any other receiver (whether appointed pursuant to this Charge or to any statute, by a court or otherwise) of the relevant Blocked Account and shall, where permitted by law, include an administrative receiver;

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)                                  in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)                                 that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Charge;

“Security Provider” means any person who has granted or may at any time hereafter grant any security interest as security for the Secured Obligations;

“Security Trust Agreement” means the security trust agreement dated 3 March 2006 and amended and restated on or about the date of this Deed between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) and the companies named therein as Original Obligors;

“Senior Facilities Agreement” means the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 April 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 and as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Networks Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders;

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes;  and

“Senior Secured Notes Indenture” means the indenture dated on or about the date of this Deed governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time.

1.2                               Defined Expressions

Unless the context otherwise requires or unless otherwise defined in this Charge, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Charge (including its recitals).

1.3                               Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Charge.

1.4                               Construction of Certain Terms

In this Charge, unless the context otherwise requires:

(a)                                  references to clauses are to be construed as references to the clauses of this Charge;

(b)                                 references to (or to any specified provision of) this Charge or any other agreement or document shall be construed as references to this Charge, that provision or that agreement or document as in force for the time being and as from time to time amended, supplemented, varied, extended, restated, replaced or novated in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of an Instructing Party;

(c)                                  references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)                                 words importing the plural shall include the singular and vice versa;

(e)                                  references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

(f)                                    references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets as a consequence of default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

(g)                                 references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.

1.5                               Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to Clause 2.2:

(a)                                  the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in section 3(1); and

(b)                                 the words “except to the extent that” and all the words thereafter in section 3(2); and

(c)                                  section 6(2).

1.6                                 Third Party Rights

A person which is not a party to this Charge (a “third party”) shall have no rights to enforce the provisions of this Charge save for:

(a)                                  those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(b)                                 a person who is a co-trustee (with the Security Trustee) for the Beneficiaries under the Security Trust Agreement whether or not it is a party to the Security Trust Agreement, provided also that this Charge may be rescinded or altered without the consent of any third party referred to in Clause 1.6(b).

1.7                               Effect as a Deed

This Charge is intended to take effect as a deed notwithstanding that the Security Trustee may have executed it under hand only.

1.8                               Successors and Assigns

The expressions, “Senior Lenders”, “Beneficiaries”, “Chargor”, “Senior Finance Party”, “Relevant Agent”, “Security Provider” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and, in the case of the Lenders, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as Security Trustee for the Beneficiaries pursuant to the provisions of the Security Trust Agreement

1.9                               Group Intercreditor Deed

This Charge should be read and construed subject to the terms of the Group Intercreditor Deed.  In the event of any inconsistency between the terms of this Charge and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.10                         Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(c)                                  all Liabilities under the Senior Facilities Agreement; and

(d)                                 all Liabilities under the Senior Secured Notes Documents.

2.                                      COVENANT AND CHARGE

2.1                               Covenant to Pay

The Chargor shall on demand of the Security Trustee discharge and pay to the Security Trustee (when due and payable) each of the Secured Obligations to the extent of and up to the maximum amount of the Deposit from time to time.

2.2                                 Charge

As continuing security for the payment, discharge and performance of the Secured Obligations, the Chargor charges the Deposit in favour of the Security Trustee as trustee for the Beneficiaries.

3.                                      ASSIGNMENT

As security for the payment and discharge of all of the Secured Obligations the Chargor assigns absolutely and with full title guarantee all of its rights, title and interest in the Deposit to the Security Trustee to hold the same on trust for the Beneficiaries on the terms set out in the Security Trust Agreement and the Group Intercreditor Deed.

4.                                      NOTICES AND ACKNOWLEDGEMENTS OF CHARGE

4.1                                 As soon as possible after the execution of this Charge, the Security Trustee shall deliver to the Blocked Account Bank a notice of assignment and charge in the form of Part A of the Schedule 2 and if the Security Trustee so requests, the Chargor shall countersign such notice of assignment and charge.

4.2                                 The Chargor shall use its best efforts to ensure that, as soon as practicable after it receives a notice of assignment and charge, the Blocked Account Bank shall execute and deliver to the Security Trustee an acknowledgement thereof in the form of Part B of the Schedule 2.

5.                                      SET-OFF

Without prejudice to, or limiting the rights of, the Beneficiaries under the applicable provisions of the Senior Finance Documents, the Chargor hereby agrees that the Security Trustee may (in addition to and notwithstanding the security and other rights conferred on the Security Trustee under this Charge) after the Enforcement Date and notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of the Security Trustee or of the Chargor jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency and set off or transfer all or part of the relevant Deposit and any such other sum standing to the credit of any one or more such accounts in or towards satisfaction of the Secured Obligations which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off.  For this purpose the Security Trustee is authorised to purchase with such Deposit or with other moneys standing to the credit of such accounts such other currencies as may be necessary to effect such applications.

6.                                      DEPOSITS

6.1                                 The Chargor shall not, without the Security Trustee’s prior written consent, permit or agree to any variation of the rights attaching to any Deposit.

6.2                                 At any time when there are Secured Obligations outstanding, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any Deposit, other than as contemplated by the Senior Facilities Agreement (or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Relevant Facilities Agreement) and provided that the prior written consent of the Relevant Agent to such receipt, withdrawal or transfer has been obtained.

6.3                                 The Security Trustee shall at any time after the Enforcement Date be entitled without notice or further demand, immediately to exercise all the rights, powers and remedies possessed by it according to law as assignee of the Deposits and to:

(a)                                  demand and receive all and any monies due under or arising out of each Deposit;

(b)                                 exercise in relation to each Deposit all such rights as the Chargor was then entitled to exercise in relation to such Deposit or might, but for the terms of this Charge, exercise; and

(c)                                  after the Acceleration Date, apply, set-off or transfer any or all of the Deposits in or towards the payment or other satisfaction of the Secured Obligations or any part thereof.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                                 The Chargor hereby represents and warrants to the Security Trustee and undertakes during the subsistence of this Charge that:

(a)                                  it has not sold or disposed of, and will not sell or dispose of, the benefit of all or any of its rights, title and interest in any Deposit save as contemplated by this Charge;

(b)                                 it has and will have the necessary power to enable it to enter into and perform its obligations under this Charge;

(c)                                  this Charge constitutes its legal, valid and (subject to the Reservations) binding obligations and (subject to the Reservations) creates effective security over each Deposit;

(d)                                 all necessary authorisations to enable it to enter into this Charge have been obtained (subject to the Reservations) and are, and will remain, in full force and effect, except where any failure to maintain such necessary authorisations in full force and effect could not reasonably be expected to have a Material Adverse Effect; and

(e)                                  the aggregate amount of the Deposits at any time does not exceed the aggregate amount of the Secured Obligations of the members of the Group at such time.

8.                                      FURTHER ASSURANCE

8.1                                 The Chargor shall promptly upon demand by the Security Trustee do all such acts or execute such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee in its reasonable discretion may require for:

(a)                                  exercising the Collateral Rights;

(b)                                 perfecting or protecting the security created (or intended to be created) by this Charge;

(c)                                  preserving or protecting the Collateral Rights;

(d)                                 facilitating the realisation or enforcement of the security constituted by this Charge on or at any time after (and for so long as) the same shall have become enforceable; and

(e)                                  the exercise of any power, authority or discretion vested in the Security Trustee under this Charge,

provided that the Security Trustee will not require the Chargor to do any act or execute any document which would cause it to contravene any of the Senior Finance Documents.

9.                                      POWERS OF THE SECURITY TRUSTEE

9.1                               Enforcement Powers

If the Enforcement Date has occurred then the charges created by this Charge shall become immediately enforceable and the Security Trustee shall be entitled, without prior notice to the Chargor or prior authorisation from any court, to sell or otherwise dispose of all or any part of the relevant Deposit at the times in the manner and on the terms it thinks fit.  No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee to exercise any of the powers conferred by this Charge has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

9.2           Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Charge.

9.3           Law of Property Act

The restrictions contained in sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Charge or to any exercise by the Security Trustee of its right to consolidate mortgages or its power of sale.

9.4           Subsequent Encumbrances

(a)           If the Security Trustee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Deposits, all payments thereafter made by the Chargor to the Security Trustee or any of the Beneficiaries shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Security Trustee received notice.

(b)           All monies received, recovered or realised by the Security Trustee under this Charge (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any interest-bearing suspense account pending their application from time to time in or towards the discharge of any of the Secured Obligations.

10.          POWER OF ATTORNEY

10.1         Power of Attorney

The Chargor, by way of security for the performance of its obligations under this Charge, hereby irrevocably appoints each of the Security Trustee and any Receiver of all or any part of the relevant Deposit and their respective delegates and sub-delegates each to be its attorney acting severally (or jointly with any other such attorney or attorneys) in its name and on its behalf:

(a)           to sign, execute, seal and deliver and otherwise perfect any document referred to in Clause 8 hereof in accordance with the terms thereof; and

(b)           otherwise generally on or after the Enforcement Date to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee under this Charge or which may be deemed expedient by the Security Trustee in connection with the relevant Deposit or any part thereof or in connection with any other exercise of any power under this Charge.

10.2         Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as is mentioned in Clause 10.1 shall do or purport to do in the exercise of his powers under such Clause.

10.3         General Power

This appointment shall operate as a general power of attorney under section 10 of the Powers of Attorney Act 1971 and the Chargor hereby covenants with the Security Trustee to ratify and confirm any document, act or thing and all transactions which any such attorney may lawfully execute or do.

11.          PROTECTIONS FOR THE SECURITY TRUSTEE

11.1         Security Trustee Not Responsible

The Security Trustee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Charge in relation to the fixing of interest periods, purchase of currencies or otherwise.

12.          APPOINTMENT AND POWERS OF RECEIVER

12.1         Appointment of Receivers

The Security Trustee may at any time on or after the Enforcement Date or if the Chargor requests it to do so, by written instrument and without notice to the Chargor, appoint any one or more persons as Receiver of all or any part of the relevant Deposit as may be permitted by law, each such person being entitled to act individually as well as jointly and being for all purposes deemed to be the agent of the Chargor and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.  The Security Trustee may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

12.2         Receiver as Agent

A Receiver shall be the agent of the Chargor in respect of which he is appointed and (subject to the provisions of this Charge) the Chargor shall be solely responsible for his acts or defaults and for his remuneration.

12.3         Powers of Receiver

A Receiver shall have, in relation to the part of the Deposit in respect of which he was appointed:

(a)           all the powers conferred by the Law of Property Act 1925 on a receiver appointed under that Act;

(b)           all the powers of an administrative receiver set out in Schedule 1 and 2 to the Insolvency Act 1986 (whether or not such person is an administrative receiver);

(c)           all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

(d)           the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to such a person to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him, or (ii) the exercise of the Collateral Rights (including realisation of all or any part of the Deposits), or (iii) bringing to his hands any assets of the Chargor forming part of, or which when got in would be a part of, the Deposits.

12.4         Remuneration of Receiver

The Security Trustee may from time to time determine the remuneration of any Receiver appointed by it without the limitations imposed by section 109 of the Law of Property Act 1925.  A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm.

13.          INDEMNITIES; COSTS AND EXPENSES

13.1         Enforcement Costs

The Chargor hereby undertakes with the Security Trustee to pay on demand all costs, charges and expenses which the Security Trustee shall certify as sustained or incurred by it as a consequence of the enforcement, preservation or attempted preservation of any of the security created by or pursuant to this Charge or the Deposit on a full indemnity basis, together with interest at the Default Rate from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by the Chargor (both before and after judgment).

13.2         No Liability as Mortgagee in Possession

None of the Beneficiaries or the Security Trustee shall be liable to account as mortgagee in possession in respect of the Deposit or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever for which a mortgagee in possession may be liable as such except in the case of fraud, wilful misconduct or gross negligence on the part of the relevant Beneficiary or the Security Trustee (as the case may be).

13.3         Indemnity from Deposits

The Beneficiaries, the Security Trustee and any attorney, agent or other person appointed by the Security Trustee under this Charge and the officers and employees of each of the aforementioned (each an “Indemnified Party”) shall be entitled to be indemnified out of the Deposits in respect of all costs, losses, actions, claims, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)           anything done or omitted in the exercise or purported exercise of the powers contained in this Charge; or

(b)           any breach by the Chargor of any of its obligations under this Charge,

in each case, except in the case of fraud, wilful misconduct or gross negligence on the part of the relevant Indemnified Party.

13.4         Powers of the Security Trustee

To the fullest extent permitted by law, all or any of the powers, authorities and discretions of a Receiver in respect of any Deposit may, if a Receiver has been or could have been appointed, be exercised by the Security Trustee in relation to the whole or any part of such Deposit whether or not a Receiver is or has been appointed.

14.          CONTINUING SECURITY AND OTHER MATTERS

14.1         Continuing Security

This Charge and the obligations of the Chargor under this Charge shall:

(a)           secure the ultimate balance of the Secured Obligations from time to time owing notwithstanding the dissolution, bankruptcy, liquidation or other Incapacity or any change in the constitution of any person liable in respect thereof or in the name or style thereof and shall be a continuing security notwithstanding any settlement of account or other matter whatsoever;

(b)           be in addition to, and shall not merge with or otherwise prejudice or affect, any present or future Security Document, Encumbrance, right or remedy held by or available to the Beneficiaries or any of them and/or the Security Trustee and may be enforced notwithstanding the same; and

(c)           not merge with or be in any way prejudiced or affected by the existence of any such Security Documents, Encumbrance, rights or remedies or by the same being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Beneficiaries or any of them and/or the Security Trustee dealing with, exchanging, releasing, varying or failing to perfect or enforce any of the same, or giving time for payment or indulgence or compounding with any other person liable.

14.2         Security Documents

Neither the Security Trustee nor any of the Beneficiaries shall be obliged to resort to any other Security Documents or other means of payment now or hereafter held by or available to it before enforcing this Charge and no action taken or omitted by the Security Trustee or any of the Beneficiaries in connection with any such Security Document or other means of payment shall discharge, reduce, prejudice or affect the liability of the Chargor nor shall the Security Trustee or any of the Beneficiaries be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment.

14.3         New Accounts

Notwithstanding that the charge hereby created ceases to be continuing for any reason whatsoever the Security Trustee or any of the Beneficiaries may continue any account of the Chargor or open one or more new accounts and the liability of the Chargor hereunder shall not in any manner be reduced or affected by any subsequent transaction or receipts or payments into or out of any such account.

14.4         Settlements Conditional

Any release, discharge or settlement between the Chargor and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by the Chargor or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Charge subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

14.5         No Release

The liability of the Chargor shall not be affected nor shall the charge hereby created be discharged or diminished by reason of:

(a)           the Incapacity or any change in the name, style or constitution of any other Obligor or any other person liable; or

(b)           the Security Trustee or any of the Beneficiaries compounding with, discharging, releasing or varying the liability of or granting any time indulgence or concession to any other Obligor or any other person or renewing, determining, varying or increasing any accommodation, facility or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any other Obligor or any other person; or

(c)           anything done or omitted which but for this provision might operate to exonerate any such Obligor.

14.6         Restriction of the Chargor’s Rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) the Chargor agrees that without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld) it will not:

(a)           exercise its rights of subrogation, reimbursement and indemnity against any other Chargor or any other person;

(b)           save as otherwise permitted or not restricted in the Senior Finance Documents, demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to the Chargor from any other Chargor or any

Security Provider or demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)           take any step to enforce any right against any other Chargor or any Security Provider in respect of any such obligations or liabilities; or

(d)           claim any set-off or counter-claim in respect of any such obligations or liabilities against any other Chargor or any Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any other Chargor or any Security Provider or have the benefit of, or share in, any payment from or composition with any other Chargor or any Security Provider or any other Security Document now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any other Chargor or any Security Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any other Chargor or any Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and the Security Trust Agreement.

14.7         No Security

The Chargor warrants that it has not taken or received, and undertakes that until all the Secured Obligations have been paid or discharged in full, it will not, without the consent in writing of the Security Trustee, take or receive any security from any other Security Provider or any other person in respect of its obligations under this Charge.

14.8         Recoveries by a Chargor

If, contrary to Clause 14.6 and 14.7, the Chargor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

14.9         Statements of Account

Any statement of account of the Chargor, signed as correct by an officer of the Security Trustee, showing the amount of any Secured Obligations of the Chargor shall be prima facie evidence as to the amount of the Secured Obligations of the Chargor from time to time.

14.10       Payments by the Chargor

All payments to be made by the Chargor under this Charge shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings in the relevant currency on the due date to such account as the Security Trustee may from time to time specify.

15.          THE SECURITY TRUST AGREEMENT

The Chargor and the Security Trustee hereby acknowledge that the covenants of the Chargor contained in this Charge and the security and other rights, titles and interests constituted by this Charge and the Deposits and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Charge are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

16.          MISCELLANEOUS

16.1         Exchange of Information

The Chargor hereby authorises the Security Trustee and the Beneficiaries to exchange between themselves any information concerning the Deposits.

16.2         Remedies Cumulative

No failure or delay on the part of the Security Trustee or any of the Beneficiaries to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.3         Successors

Any consents under this Charge may be made or given in writing signed or sealed by any successor Security Trustee appointed pursuant to the terms of the Security Trust Agreement and their respective successors in title and accordingly the Chargor hereby irrevocably appoints each successor Security Trustee appointed pursuant to the Security Trust Agreement and their respective successors in title to be its attorney in the terms and for the purposes set out therein.

16.4         Reorganisation

This Charge shall remain binding on the Chargor notwithstanding any change in the constitution of the Security Trustee or any Beneficiary or the absorption of the Security Trustee or any Beneficiary in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind.  The security granted by this Charge shall remain valid and effective in all respects in favour of the Security Trustee as trustee for the Beneficiaries.

16.5         Unfettered Discretion

Save as otherwise provided herein any ability or power which may be exercised or any determination which may be made under this Charge by the Security Trustee or a Beneficiary may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

16.6         Provisions Severable

Each of the provisions of this Charge is severable and distinct from the others and if any one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Charge shall not in any way be affected or impaired thereby.

16.7         No Assignment by the Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Charge.

16.8         Release

Upon the satisfaction in full of all of the Secured Obligations and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available, the Security Trustee shall, at the request and cost of the Chargor, execute and do all such deeds, acts and things as may be necessary to release the Deposits from the security constituted.

16.9         Counterparts

This Charge may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute an original but all counterparts together shall constitute one and the same instrument.

17.          NOTICES

17.1         Mode of Service

Any notice or demand for payment by the Security Trustee under this Charge shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the Chargor in the manner and at the address set out in Clause 20 of the Group Intercreditor Deed.

17.2         Notices Conclusive

Any such notice or demand or any certificate as to the amount at any time secured by this Charge shall, save for manifest error, be conclusive and binding upon the Chargor if signed by an officer of the Security Trustee.

18.          LAW

18.1         Governing Law

This Charge shall be governed by English law.

19.          JURISDICTION

19.1         The courts of England have exclusive jurisdiction to settle any disputes (a “Dispute”) arising out of, or connected with, this Charge (including a dispute regarding the existence, validity or termination of this Charge or the consequences of its nullity).

19.2         The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

19.3         This Clause 19 is for the benefit of the Security Trustee only.  As a result and notwithstanding Clause 19.1, it does not prevent the Security Trustee from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law the Security Trustee may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Charge has been executed and delivered by or on behalf of the parties on the date stated at the beginning of this Charge.

SCHEDULE 1

DETAILS OF BLOCKED ACCOUNTS

Name of Account Holder	Sort Code	Account Number	Account Description
Virgin Media Investment Holdings Limited	[intentionally omitted]	[intentionally omitted]	Virgin Media Investment Holdings Limited - GBP Blocked Account
Virgin Media Investment Holdings Limited	[intentionally omitted]	[intentionally omitted]	Virgin Media Investment Holdings Limited - EUR Blocked Account

SCHEDULE 2

NOTICE AND ACKNOWLEDGEMENT

Part A
Form of Notice of Charge

To:                              [Blocked Account Bank details]
[address]

[Date]

[Virgin Media Investment Holdings Limited] (the “Chargor”) HEREBY GIVES NOTICE that, by a charge (the “Charge”) dated [•] 2010 and entered into between the Chargor and Deutsche Bank AG, London Branch as Security Trustee, the Chargor charged to the Security Trustee (for and on behalf of the Beneficiaries) by way of first fixed charge all sums standing to the credit of account number [•], sort code [•] (account name [•]) maintained with you (the “Blocked Account”), as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities referred to in the Charge.

We hereby irrevocably and unconditionally authorise and instruct you:

(a)                                  upon receipt by the Chargor of written consent from the Relevant Agent (the “Consent”), a copy of which will be provided to you upon request, and at any time prior to receipt of a notification from the Security Trustee as set out in paragraph (b) below, to release to us or to our order from the Blocked Account or otherwise make payment therefrom of such moneys as we from time to time may instruct you and as the relevant Consent permits;

(b)                                 to comply with the written instructions of the Security Trustee only upon receipt by you of written notification from the Security Trustee of the Enforcement Date, and after such time only to release to us or to our order from the Blocked Account or otherwise make payments therefrom of such moneys as are from time to time advised to you in writing by the Security Trustee (and then only in accordance with the written directions of the Security Trustee) until such time as the Security Trustee shall otherwise notify you;

(c)                                  if the Security Trustee so requires after receipt by you of written notification from the Security Trustee of the Enforcement Date to pay to the Security Trustee all such moneys as are then standing to the credit of the Account; and

(d)                                 at any time, to provide to the Security Trustee upon its request details of the balances in the Blocked Account and of the transfer of moneys to or from the Blocked Account (including, without limitation, copy bank statements relating to the Blocked Account).

This notice may only be amended with the prior written consent of the Security Trustee.

Words and expressions defined in, or incorporated by reference into, the Charge shall have the same meanings when used in this notice.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Security Trustee at [address] marked for the attention of [•].

For and on behalf of

[Virgin Media Investment Holdings Limited]

Authorised Officer

Part B
Form of Acknowledgement

To:                              [•]

and to:           [Virgin Media Investment Holdings Limited]
[Virgin Media House
Bartley Wood Business Park,
Hook
Hampshire RG27 9UP]

[Date]

At the request of the Security Trustee and [Virgin Media Investment Holdings Limited] we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Blocked Account (as described in those terms).  We confirm that:

(a)                                  the balance standing to the Blocked Account at today’s date is [•], no fees or periodic charges are payable in respect of the Blocked Account and there are no restrictions on (a) the payment of the credit balance on the Blocked Account (except, in the case of a time deposit, the expiry of the relevant period) or (b) the assignment of the Blocked Account to the Security Trustee or any third party;

(b)                                 we have not received notice of any previous assignments of, charges over or trusts in respect of, the Blocked Account and we will not, without the Security Trustee’s prior written consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of the Blocked Account or (b) amend or vary any rights attaching to the Blocked Account; and

(c)                                  following receipt of further notification from the Security Trustee we will act only in accordance with the instructions given by persons authorised by the Security Trustee and we shall send all statements and other notices given by us relating to the Blocked Account to the Security Trustee.

For and on behalf of

[Blocked Account Bank]

Authorised Officer

The Chargor

Executed as a deed by VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:

Robert Mackenzie, a director

/s/ ROBERT MACKENZIE

Robert Gale, a director

/s/ ROBERT GALE

The Security Trustee

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ VIKKI ANNE MAYELL

By:	/s/ NICOLA ANNE DAWES